WLG Acquires US Based World Commerce Services -- Adds Revenues of $80 million -- Strengthens Board of Directors

Chicago - (PR Newswire) - August 3, 2007

Wako Logistics Group, Inc. ("WLG or the Group") (OTCBB:WKOL.OB), a global provider of integrated transport and logistics services, today announced that it has completed the acquisition of all of the membership interests of World Commerce Services, LLC (“WC”), an Illinois based logistics and freight forwarding company.

In each of their fiscal years ended December 31, 2006, WC and WLG reported top line revenues of $80.0 million and $100.0 million, respectively. Remo Picchietti Jr., WC’s CEO since January 2004, received, as consideration for all membership interests of WC, shares of WLG common stock. Following the acquisition, Mr. Picchietti will continue as CEO of WC. In addition, Mr. Picchietti will also serve as the Executive Vice President of the Group. In these roles, he will lead the global business development of the Group and have responsibility for the Group’s operations in North America. Mr. Picchietti’s responsibilities and time will be divided between WLG’s offices in Chicago and Hong Kong. During his 25 years of experience in global trade and logistics, he has held senior positions in companies doing business both domestically and internationally.

Chris Wood, CEO of WLG, commented: “Acquiring World Commerce adds an important dimension to WLG, and will allow us to offer a broader range of services to our international customers from an expanded office network in the United States. With this acquisition, WLG is positioned to expand its US-based business to better serve the logistics needs of its growing portfolio of US customers.”

Remo Picchietti added, “WLG's extensive office network in Asia, especially in China, will add an impetus to the growth of WC’s strong freight forwarding business. WLG and WC were excellent candidates to join forces as we foresee many synergies between WC’s customers who primarily import goods from Asia and WLG’s strong presence through its network of offices in China. We expect that the addition of WC to WLG will not only have a positive and immediate impact on our bottom line, but will enhance our competitive position in the North American market by being able to provide to our customers complete global logistics services.”

In connection with this transaction, WLG strengthened its Board of Directors by electing Remo Picchietti as a director. Mr. Dave Koontz, the Group’s Chief Financial Officer, was also elected to the Board of Directors.

About World Commerce Services, LLC
WC, which commenced operations in 1976, was acquired by Mr. Picchietti in 2004. WC provides a full range of NVOCC, customs brokerage, freight forwarding and logistics services to a diverse and stable customer base through its operations and sales offices in Atlanta, Chicago, Los Angeles, New York and San Francisco. WC specializes in serving customers that ship products by air and sea in the Asia-US trade lanes for import into the US.

About Wako Logistics Group, Inc.
Wako Logistics Group Inc. is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its world-wide subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at www.wakogroup.com.

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors, all of which may impact the ability of the Group to successfully deliver its primary services.. Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-Q filing.